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                                                                     EXHIBIT 5.1




                               September 23, 1996




AMERISAFE, Inc.
5550 LBJ Freeway, Suite 901
Dallas, Texas  75240


    Re:          Registration on Form S-1 of 12,650,000 shares of
                 Class A Common Stock, par value $0.01 per share, of AMERISAFE, Inc.


Gentlemen:

                 We are acting as special counsel to AMERISAFE, Inc., a Texas corporation (the "Company"), in connection with the registration and sale in an initial public offering of up to 12,650,000 shares of Class A Common Stock, par value $0.01 per share, of the Company (the "Shares"), pursuant to the Underwriting Agreement (the "Underwriting Agreement") to be entered into among the Company and Smith Barney Inc. and Piper Jaffray Inc., as the representatives of the several underwriters to be named in Schedule I to the Underwriting Agreement (the "Underwriters").

                 We have examined such documents, records and matters of law as we have deemed necessary for purposes of this opinion. Based on such examination and on the assumptions set forth below, we are of the opinion that the Shares are duly authorized and, when issued and delivered to the Underwriters pursuant to the Underwriting Agreement against payment of the consideration therefor as provided therein in an amount in excess of the par value thereof, will be validly issued, fully paid and nonassessable.

                 In rendering the foregoing opinion, we have relied as to certain factual matters upon certificates of officers of the Company and public officials, and we have not independently checked or verified the accuracy of the statements contained therein.

                 We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement on Form S- 1 (Commission





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AMERISAFE, Inc.
September 23, 1996
Page 2

File No. 333-10099) filed by the Company to effect registration of the Shares and to the reference to our firm under the caption "Legal Matters" in the Prospectus constituting a part of such Registration Statement.

                                           Very truly yours,



                                           /s/ Jones, Day, Reavis & Pogue